PARTIAL RELEASE OF NON-COMPETE PROVISIONS OF EMPLOYMENT AGREEMENT
                          BETWEEN STEVEN M. SCOTT, M.D.
                                       AND
                          COASTAL PHYSICIAN GROUP, INC.

     This Partial Release of Non-Compete Provisions of Employment Agreement is made and entered into this the 31st day of December, 1997, by and between Steven
M. Scott. M.D. ("Scott") and Coastal Physician Group, Inc. ("Coastal").

     Scott and Coastal are parties to an Employment Agreement dated April 1, 1991, ("Agreement") pursuant to which Scott is employed by Coastal as its President and Chief Executive Officer; and

     The Agreement contains certain provisions restricting Scott's activities that are in competition with Coastal or its subsidiaries; and

     An affiliate of Scott, and Coastal and certain of its subsidiaries, have entered into an agreement dated the date hereof (the "Purchase Agreement") pursuant to which such affiliate of Scott known as Scott Medical Partners, LLC will purchase (i) the stock of three operating subsidiaries of Coastal, Integrated Provider Networks, Inc., Provider Solutions, Inc. and Sunlife OB/GYN Services of Broward County, Inc., and (ii) the operating assets of Ft. Lauderdale Perinatal Associates with office locations in Plantation, Florida and Ft. Lauderdale, Florida and the Physician Access Center in San Francisco, California, all of which assets are owned by subsidiaries of Coastal (and all of the foregoing, together with certain previous acquisitions by Scott's affiliate involving clinical and physician practice operations in North Carolina and Florida, are hereafter referred to as the "Clinic Acquisitions"); and

     The parties are desirous of amending the Agreement in order that the ownership, operation and potential expansion of the Clinic Acquisitions by Scott or any of his affiliates shall not be deemed to be a violation of the non-competition or any other provisions of the Agreement.

     NOW, THEREFORE, in consideration of the purchase of the stock and assets of Coastal's subsidiaries referred to above as the Clinic Acquisitions, the parties agree as follows:

     1. Partial Release of Non-Compete Provisions. Notwithstanding the non-compete or any other provisions of the Agreement, and notwithstanding any provisions of any other agreement between Scott or any of his affiliates other than Coastal or its subsidiaries (collectively, the "Scott Entities") and Coastal or any of its subsidiaries (collectively, the "Coastal Entities"),

          a. the Scott Entities may hereafter enter into the business of owning, managing, operating or otherwise providing physician practice management services to physician and clinic practices, whether primary or specialty care practices and whether free-standing or hospital-based (collectively, "Medical Practices"), whether such Medical Practices are Clinic Acquisitions or otherwise. The right of the Scott Entities to engage in the foregoing with respect to Medical Practices shall include, without limitation, the ability to provide management administrative, staffing, financial, billing, collecting, business and other similar services to Medical Practices, and to recruit and hire personnel necessary for the orderly and efficient operation of Medical Practices and generally to do all things necessary or appropriate with respect to the Medical Practices; and

          b. the Scott Entities shall be permitted to increase and expand their ownership, management, operation or other physician management services to Medical Practices, including without limitation creating start up locations or acquiring additional Medical Practices in any geographic location; provided, however, the Scott Entities shall not engage in the foregoing with respect to any Medical Practices (except for the Clinic Acquisitions and natural extensions thereof) if such Medical Practices would reasonably be expected to directly compete with a clinic or medical practice which currently is owned by a Coastal Entity or currently is managed, operated or serviced by a Coastal Entity pursuant to a contractual arrangement.

     For so long as the  Coastal  Entities'  non-compete  agreement  pursuant to
Section 6.12 of the Purchase Agreement remains in effect, the Scott Entities shall not be required to first offer the Coastal Entities any opportunities which the Scott Entities may have to increase or expand their ownership, management or operation of, or other business relationships with, Medical Practices. Upon expiration of the Coastal Entities' non-compete agreement in accordance with Section 6.12 of the Purchase Agreement, if any opportunities to own, operate, manage or otherwise provide physician management services to Medical Practices (other than Medical Practices which, at such time, are owned, managed, operated or otherwise serviced by any of the Scott Entities) are made available to Scott or any of the other Scott Entities by reason of Scott's position as an officer, employee, director or shareholder of Coastal, then Scott shall first make reasonable efforts to determine whether Coastal desires to avail itself of such opportunity. If Coastal informs Scott that it intends to avail itself of such opportunity, then Scott and the other Scott Entities shall not pursue such opportunity or enter into any transaction with respect to such opportunity unless and until Coastal shall advise Scott that no Coastal Entity has any further interest in pursuing such opportunity.

     In the event that a Scott Entity desires to make a proposal with respect to any Medical Practice that is currently owned, operated, managed or otherwise serviced by a Coastal Entity pursuant to a contractual arrangement to provide billing or staffing services, then Scott shall first obtain the written acknowledgment from Coastal or other involved Coastal Entity that it no longer desires to continue the relationship or does not intend to make a proposal for such Medical Practice. In the event there shall be any conflict or question as to the appropriateness of the senior management of Coastal or such other Coastal Entity to make such a decision, then the decision shall be made by the independent members of the Board of Directors of Coastal at a duly held meeting of such Board.

     2. Ratification of Remainder of Agreement. Except as specifically modified herein, the remaining terms of the Agreement are hereby specifically ratified and confirmed in all respects.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

                                       COASTAL PHYSICIAN GROUP, INC.

                                       By:
                                          --------------------------------
                                       Title:
                                             -----------------------------


                                       -----------------------------------
                                       Steven M. Scott, M.D.

                                       3